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                                                                    EXHIBIT 12.2

                           MUZAK LIMITED PARTNERSHIP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Thousands)

                                                                                                          Period from
                                                                                                           January 1,      Quarter
                                      Year Ended    Year Ended    Year Ended    Year Ended    Year Ended  1999 through      Ended
                                        Dec 31,       Dec 31,       Dec 31,       Dec 31,       Dec 31,     March 18,      March 31,
                                         1994          1995          1996          1997          1998         1999           1999
                                         ----          ----          ----          ----          ----         ----           ----
EARNINGS:
Net loss attributable to general
and limited partners                   $ (8,116)     $ (6,743)    $ (11,739)    $ (13,835)    $ (12,608)    $ (7,015)    $ (2,013)
                                       --------      --------     ---------     ---------     ---------     --------     --------
ADD BACK FIXED CHARGES:

Interest expense including
   amortization of deferred
   financing costs                        6,990         7,483         8,112        10,775        11,248        2,772        2,683
Preferred returns                           933         1,029           916           400           619           98          113
Assumed interest component
   of rent expense (1)                    2,128         2,586         2,584         2,800         2,875          623          648
                                       --------      --------     ---------     ---------     ---------     --------     --------
Total fixed charges                      10,051        11,078        11,612        13,975        14,742        3,493        3,444
                                       --------      --------     ---------     ---------     ---------     --------     --------
Adjusted earnings                      $  1,935      $  4,335     $    (127)    $     140     $   2,134     $ (3,522)    $  1,431
                                       ========      ========     =========     =========     =========     ========     ========
Ration of earnings to fixed charges        0.19          0.39         (0.01)         0.01          0.14        (1.01)        0.42
                                       --------      --------     ---------     ---------     ---------     --------     --------
Deficiency of earnings to
   fixed charges                       $  8,116      $  6,743     $  11,739     $  13,835     $  12,608     $  7,015     $  2,013
                                       ========      ========     =========     =========     =========     ========     ========

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(1) Estimated as one-third of operationg lease expenses